EXHIBIT 99.1

PHILLIPS-VAN HEUSEN CORPORATION

200 MADISON AVENUE

NEW YORK, N.Y. 10016

FOR IMMEDIATE RELEASE:

February 10, 2004

Contact: Emanuel Chirico

Executive Vice President & Chief Financial Officer

(212) 381-3503

www.pvh.com

PHILLIPS-VAN HEUSEN CORPORATION RECEIVES THE REQUISITE CONSENTS PURSUANT TO ITS TENDER OFFER AND CONSENT SOLICITATION FOR ITS 9-1/2% SENIOR SUBORDINATED NOTES DUE 2008

NEW YORK, NEW YORK - Feb. 10, 2004 - Phillips-Van Heusen Corporation (NYSE: PVH) announced today that it has received the requisite tenders and consents from holders of its 9-1/2% Senior Subordinated Notes due 2008 to amend the related indenture. PVH commenced a cash tender offer and consent solicitation relating to any and all of the $150.0 million outstanding principal amount of the 9-1/2% notes, as announced on January 29, 2004. The consent solicitation expired at 5:00 p.m., New York City time, on Monday, February 9, 2003. Prior to expiration of the consent solicitation, holders of approximately 90% of the outstanding principal amount of the 9-1/2% notes had tendered their notes and consented to the proposed amendments to the related indenture. The tender offer for the 9-1/2% notes will expire at 12:00 midnight, New York City time, on February 26, 2004, unless extended or earlier terminated. The tender offer is being made, and the consent solicitation was made, pursuant to an Offer to Purchase and Consent Solicitation Statement dated January 29, 2004, and a related Consent and Letter of Transmittal, which more fully set forth the terms and conditions of the tender offer and consent solicitation.

PVH intends to enter into a supplemental indenture to effect the proposed amendments described in the Offer to Purchase and Consent Solicitation Statement. The proposed amendments will not become operative, however, unless and until the 9-1/2% notes tendered by the consenting holders are accepted and paid for pursuant to the terms of the tender offer. Once the proposed amendments to the related indenture become operative, they will be binding upon the holders of 9-1/2% notes not tendered into the tender offer.

The tender offer is conditioned upon, among other things, the purchase of the 9-1/2% notes in the tender offer and the completion of the previously announced offering by PVH of new senior notes due 2011 in the principal amount of at least $150.0 million. Subject to the terms and conditions of the tender offer, PVH expects to make payment prior to the expiration of the tender offer for the 9-1/2% notes that had been validly tendered as of the expiration of the consent solicitation. The new notes are being offered in the United States to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933 and outside of the United States pursuant to Regulation S under the Securities Act. The new notes will not be registered under the Securities Act or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements.

This announcement is not an offer to purchase or a solicitation of an offer to purchase with respect to the 9-1/2% notes nor is this announcement an offer or solicitation of an offer to sell the new notes. The tender offer is made solely by means of the Offer to Purchase and Consent Solicitation Statement.

Phillips-Van Heusen Corporation is one of the world's largest apparel and footwear companies. It owns and markets the Calvin Klein brand worldwide. It is the world's largest shirt company and markets a variety of goods under its own brands, Van Heusen, Calvin Klein, Izod, Bass and G. H. Bass & Co., and its licensed brands Geoffrey Beene, Arrow, Kenneth Cole New York, Reaction by Kenneth Cole and BCBG Max Azria.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: Forward-looking statements in this press release including, without limitation, statements relating to the Company's plans, strategies, objectives, expectations and intentions, are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy, and some of which might not be anticipated, including, without limitation, the following: (i) the Company's plans, strategies, objectives, expectations and intentions are subject to change at any time at the discretion of the Company; (ii) the levels of sales of the Company's apparel and footwear products, both to its wholesale customers and in its retail stores, and the levels of sales of the Company's licensees at wholesale and retail, and the extent of discounts and promotional pricing in which the Company and its licensees are required to engage, all of which can be affected by weather conditions, changes in the economy, fuel prices, reductions in travel, fashion trends and other factors; (iii) the Company's plans and results of operations will be affected by the Company's ability to manage its growth and inventory, including the Company's ability to realize revenue growth, cost savings or synergies from integrating, developing and growing Calvin Klein; (iv) the Company's operations and results could be affected by quota restrictions (which, among other things, could limit the Company's ability to produce products in cost-effective countries that have the labor and technical expertise needed), the availability and cost of raw materials (particularly petroleum-based synthetic fabrics, which are currently in high demand), the Company's ability to adjust timely to changes in trade regulations and the migration and development of manufacturers (which can affect where the Company's products can best be produced), and civil conflict, war or terrorist acts, the threat of any of the foregoing or political and labor instability in the United States or any of the countries where the Company's products are or are planned to be produced; (v) disease epidemics and health related concerns, which could result in closed factories, reduced workforces, scarcity of raw materials and scrutiny or embargoing of goods produced in infected areas; (vi) acquisitions and issues arising with acquisitions and proposed transactions, including without limitation, the ability to integrate an acquired entity into the Company with no substantial adverse affect on the acquired entity's, or the Company's existing operations, employee relationships, vendor relationships, customer relationships or financial performance; (vii) the failure of the Company's licensees to market successfully licensed products or to preserve the value of the Company's brands, or their misuse of our brands and (viii) other risks and uncertainties indicated from time to time in the Company's filings with the Securities and Exchange Commission.

The Company does not undertake any obligation to update publicly any forward-looking statement, including, without limitation, any estimate regarding revenues or earnings, whether as a result of the receipt of new information, future events or otherwise.